  Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports 24% Sequential Revenue Growth in Second Quarter and Reiterates Guidance for Significant Growth for Fiscal 2020

Fremont, CA (January 9, 2020) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its second quarter of fiscal 2020 ended November 30, 2019.

Fiscal Second Quarter Financial Results:

●
Net sales were $6.9 million, up 16% from $5.9 million in the second quarter of fiscal 2019, and up 24% compared to the first quarter of fiscal 2020.
●
GAAP net income was $251,000, or $0.01 per diluted share, compared to a GAAP net loss of $629,000, or $0.03 per diluted share, in the second quarter of fiscal 2019.
●
Non-GAAP net income was $456,000, or $0.02 per diluted share, which excludes the impact of stock-based compensation expense, compared to a non-GAAP net loss of $405,000, or $0.02 per diluted share, in the second quarter of fiscal 2019.
●
Backlog as of November 30, 2019 was $6.5 million.

Fiscal First Six Months Financial Results:

●
Net sales were $12.4 million, up 16% from $10.7 million in the first six months of fiscal 2019.
●
GAAP net loss was $162,000, or $0.01 per diluted share, compared to a GAAP net loss of $2.1 million, or $0.10 per diluted share, in the first six months of fiscal 2019.
●
Non-GAAP net income was $242,000, or $0.01 per diluted share, compared to a non-GAAP net loss of $1.7 million, or $0.07 per diluted share, in the first six months of fiscal 2019.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Aehr Second Quarter and Recent Business Highlights:

●
Received and shipped its first order from a new customer for a production application for wafer level test and burn-in of silicon carbide (SiC) devices during the quarter. The order of more than $3 million included a FOX-XP™ multi-wafer system, WaferPak™ Aligner, and a set of WaferPak contactors.

Aehr Test Systems Reports Second Quarter Fiscal 2020 Financial Results
January 9, 2020

●
Received follow-on orders of over $6 million for a FOX-XP multi-wafer test and burn-in system and multiple WaferPak contactors to provide additional high-volume test capacity to meet the customer’s increasing silicon photonics device production requirements.
●
Continued to see a significant silicon photonics market growth opportunity and reported that three of the company’s silicon photonics customers have moved from sample testing to volume production during the second quarter using its FOX-P™ family of test solutions.
●
Increased revenue contribution from its proprietary WaferPaks and DiePak® Carriers consumable business to 44% of total revenue in the second quarter of fiscal 2020, up from 30% in the preceding first quarter and up from 16% in the second quarter of fiscal 2019.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are pleased to report a solid second quarter that includes total revenue of $6.9 million, up 24% sequentially from the first quarter, improved gross margins, a return to profitability on both a GAAP and non-GAAP basis, and strong bookings in the quarter of nearly $10 million.

“During the quarter, we successfully completed a new and unique production application for test and burn-in of silicon carbide devices and shipped our first production system to a leading supplier of automotive semiconductor devices. We are also engaged with multiple companies in this exciting new silicon carbide market.

“Silicon carbide is a new emerging market for our FOX-P family of products as our wafer level test and burn-in systems are cost effective solutions for improving the reliability of silicon carbide-based power devices used in electronic vehicles and other power conversion applications. The silicon carbide power device market and the need for reliability test solutions are expected to grow significantly over the next decade.

“We also continue to be very optimistic about the silicon photonics market with three of our silicon photonics customers transitioning to high volume production test and burn-in during the quarter on our FOX-P systems. We are also currently engaged with several additional potential customers in the silicon photonics market to utilize our wafer level burn-in solutions for their engineering and production needs. Aehr is benefiting from the broad adoption of photonics devices in the data, telecom, and sensing markets as our existing customers expand their product portfolios and ramp manufacturing and new customers enter this high demand rapidly growing segment.

“We feel good about our progress midway through our fiscal year and remain very optimistic about growth in sales of systems and consumables to our installed base of customers, as well as the expansion of sales to new customers with our family of FOX-P solutions. Looking ahead, we expect to see continued positive momentum, to generate significant year-over-year revenue growth in fiscal 2020 and to be profitable for the fiscal year.”

Aehr Test Systems Reports Second Quarter Fiscal 2020 Financial Results
January 9, 2020

Fiscal 2020 Financial Guidance:
For the fiscal year ending May 31, 2020, the company reiterates its previously provided guidance for full year total revenue to be between $27 million and $31 million, which would represent growth between 28% and 47% year over year, and to be profitable for the fiscal year.

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its second quarter fiscal 2020 operating results. To access the call dial 800-458-4121 (+1 323-794-2093 outside the United States) and give the participant pass code 3970795. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on January 16, 2020. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr’s expectations, beliefs, intentions or strategies regarding its products and financial guidance, including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. These risks and uncertainties include, without limitation, customer demand and acceptance of Aehr’s products, the ability of new products to meet customer needs or perform as described, as well as general market conditions, the deployment of new technologies, such as 5G networks, and Aehr’s ability to execute on its business strategy. See Aehr’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr’s business. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Second Quarter Fiscal 2020 Financial Results
January 9, 2020

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Nov 30,	Aug 31,	Nov 30,	Nov 30,	Nov 30,
	2019	2019	2018	2019	2018

Net sales	$6,874	$5,533	$5,911	$12,407	$10,651
Cost of sales	3,672	3,262	3,513	6,934	6,700
Gross profit	3,202	2,271	2,398	5,473	3,951

Operating expenses:
Selling, general and administrative	2,157	1,808	1,977	3,965	3,856
Research and development	795	892	986	1,687	2,102
Total operating expenses	2,952	2,700	2,963	5,652	5,958

Income (loss) from operations	250	(429)	(565)	(179)	(2,007)

Interest income (expense), net	2	12	(74)	14	(152)
Other income, net	5	10	29	15	38

Income (loss) before income tax expense	257	(407)	(610)	(150)	(2,121)

Income tax expense	(6)	(6)	(19)	(12)	(23)

Net income (loss)	251	(413)	(629)	(162)	(2,144)

Less: Net income attributable to the noncontrolling interest	-	-	-	-	-

Net income (loss) attributable to Aehr Test Systems common shareholders	$251	$(413)	$(629)	$(162)	$(2,144)

Net income (loss) per share
Basic	$0.01	$(0.02)	$(0.03)	$(0.01)	$(0.10)
Diluted	$0.01	$(0.02)	$(0.03)	$(0.01)	$(0.10)

Shares used in per share calculations:
Basic	22,823	22,708	22,294	22,765	22,242
Diluted	22,912	22,708	22,294	22,765	22,242

-more-

Aehr Test Systems Reports Second Quarter Fiscal 2020 Financial Results
January 9, 2020

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Nov 30,	Aug 31,	Nov 30,	Nov 30,	Nov 30,
	2019	2019	2018	2019	2018

GAAP net income (loss)	$251	$(413)	$(629)	$(162)	$(2,144)
Stock-based compensation expense	205	199	224	404	480
Non-GAAP net income (loss)	$456	$(214)	$(405)	$242	$(1,664)

GAAP net income (loss) per diluted share	$0.01	$(0.02)	$(0.03)	$(0.01)	$(0.10)
Non-GAAP net income (loss) per diluted share	$0.02	$(0.01)	$(0.02)	$0.01	$(0.07)
Shares used in GAAP diluted shares calculation	22,912	22,708	22,294	22,765	22,242
Shares used in non-GAAP diluted shares calculation	22,912	22,708	22,294	22,846	22,242

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

  -more-

Aehr Test Systems Reports Second Quarter Fiscal 2020 Financial Results
January 9, 2020

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	November 30,	August 31,	May 31,
	2019	2019	2019
ASSETS

Current assets:
Cash and cash equivalents	$5,302	$5,266	$5,428
Accounts receivable, net	5,231	3,287	4,859
Inventories	9,800	9,217	9,061
Prepaid expenses and other	534	523	686
Total current assets	20,867	18,293	20,034

Property and equipment, net	860	1,000	1,045
Operating lease right-of-use assets	2,387	2,533	-
Other assets	186	199	228
Total assets	$24,300	$22,025	$21,307

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,320	$1,742	$1,933
Accrued expenses	1,596	1,577	2,034
Operating lease liabilities, short-term	619	606	-
Customer deposits and deferred revenue, short-term	1,809	615	1,545
Total current liabilities	6,344	4,540	5,512

Deferred rent	-	-	153
Operating lease liabilities, long-term	1,924	2,086	-
Deferred revenue, long-term	64	113	189
Total liabilities	8,332	6,739	5,854

Aehr Test Systems shareholders' equity	15,988	15,306	15,472
Noncontrolling interest	(20)	(20)	(19)
Total shareholders' equity	15,968	15,286	15,453
Total liabilities and shareholders' equity	$24,300	$22,025	$21,307

# # #